Exhibit 99.2

FISCAL 2020 THIRD QUARTER CONFERENCE CALL TRANSCRIPT

May 5, 2020 / 08:00 AM EDT

On May 5, 2020, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2020 third quarter, ended March 31, 2020. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – CEO and Director

Michael J. Alkire Premier, Inc. – President

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Alexander Yearley Draper SunTrust Robinson Humphrey, Inc., Research Division – MD of Equity Research

Charles Rhyee Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Eric R. Percher Nephron Research LLC - Research Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

Jailendra P. Singh Crédit Suisse AG, Research Division – Research Analyst

Jared Phillip Haase William Blair & Company L.L.C., Research Division – Research Analyst

Lisa Christine Gill JP Morgan Chase & Co, Research Division – Analyst

Michael Aaron Cherny BofA Merrill Lynch, Research Division - Director

Richard Collamer Close Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Stephanie July Davis Demko SVB Leerink LLC, Research Division - MD & Senior Research Analyst

Steven James Valiquette Barclays Bank PLC, Research Division – Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Premier, Inc. Fiscal Year 2020 Third Quarter Results and Conference Call. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Jim Storey, Investor Relations. Thank you. Please go ahead, sir.

PREMIER, INC.

Fiscal 2020 Third Quarter Conference Call Transcript

James R. Storey – Premier, Inc. – VP of IR

Thank you, April, and welcome, everyone, to Premier, Inc.’s Fiscal 2020 Third Quarter Conference Call. Our speakers today are Susan DeVore, Chief Executive Officer; Mike Alkire, President; and Craig McKasson, Chief Administrative and Financial Officer.

Susan, Mike and Craig will review the quarter’s results, provide an operations update and discuss the ongoing strategies for the remainder of the fiscal year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our Form 10-Q for the fiscal third quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures. Please also note that financial results presented today reflect continuing operations following the completion of our sale and exit of the Specialty Pharmacy business, on June 7, 2019. Also, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliation of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplement slides, accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish with the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, Jim, and welcome, everyone, to our call. I hope you and your loved ones are managing through these difficult times and staying safe and healthy. I’d like to start today by acknowledging the significant impact COVID-19 has had on the ways in which we live and work and especially in the healthcare industry. We are grateful to healthcare providers, first responders and frontline workers across the U.S. and around the world for their tremendous efforts every day to combat this pandemic. We also thank individuals and organizations working to put this pandemic behind us from vaccine researchers to logistics providers to those studying new treatment protocols. I’d also like to take a moment to thank the Premier employees for their continued commitment to serving our member health systems through this challenging time. Their ability to mobilize quickly and adapt to new ways of working has been instrumental in our ability to continue improving health outcomes and enabling our members to support patients.

As COVID-19 is top of mind for everyone, I’ll start today with a brief recap of the quarter, and then spend most of my time today discussing the critical role Premier is playing in helping our healthcare partners manage through this truly unprecedented crisis.

In terms of our fiscal third quarter results, Premier delivered strong financial performance that exceeded management’s expectations. While we do expect some COVID-19-related pressure across our businesses in the fourth quarter, we do not believe the impact warrants changing or withdrawing our current fiscal 2020 financial guidance range. Craig will discuss the various potential impacts on our business during his

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Fiscal 2020 Third Quarter Conference Call Transcript

financial review and outlook for the remainder of fiscal 2020. In the meantime, we are continuing to operate from a position of financial strength and flexibility. Operationally, the integrated capabilities and diversified platform that we’ve strategically built in recent years are serving Premier and our healthcare providers very well in this environment. This includes our direct sourcing business, which accelerates access to much needed products using avenues that go beyond traditional sourcing. And our Stockd online ordering platform, which provides alternate site customers, like nursing homes, with access to quality products from reliable sources.

Through these businesses, we are helping our partners address increasingly complex sourcing and supply chain issues to ensure continuity of care for a rapidly changing patient population.

On the Performance Services side, our TheraDoc safety surveillance solution is monitoring inside the hospital for COVID-specific alerts, while our Stanson clinical decision support technology is flagging suspected COVID-19 cases directly at the point of care in, the EMR and at the physician’s office, and is also leveraging predictive modeling to create an early warning capability for future waves of COVID-19.

I’ll now turn to some of the specific actions that we’re executing in this environment to both lead and support our member healthcare providers. In Supply Chain Services, we’ve organized our response around 3 key initiatives. First, we are accelerating provider access to much needed products, providing real time, actionable information is something that Premier does every day. But we’ve redoubled our efforts to find new sources of supply and get products where they need to be. For example, in our group purchasing business, we took the highly unusual step of opening our agreements to all capable suppliers to help meet the surging demand. This expedited sourcing process has added suppliers to product categories that are in shortage or under allocation. In addition, our direct sourcing business executed a series of aggregated purchases for certain categories of personal protective equipment or PPE to ensure supplies are available to our healthcare providers. This enabled us to increase delivery of protective masks to more than 28 million last month alone from approximately 2 million per month prior to the outbreak. We’ve also partnered with major companies and brands to serve as additional sources of products like face shields, face masks and hand sanitizer, and to provide expedited transportation to quickly and efficiently deliver these products where they are needed most.

Our second initiative is to align with other critical stakeholders to share information and more effectively coordinate the response efforts. For example, in early March, we led the formation of a coalition of major healthcare companies dedicated to organizing the private sector’s response to COVID-19. Premier’s role in this coalition includes delivering timely data to FEMA, HHS and a host of other federal agencies regarding PPE availability, ventilator needs, surge capacity, and providing key insights into critical drugs and diagnostic supplies that are at or approaching shortage.

The third initiative is monitoring supply in the system. Conserving supply on hand and advising our members on nontraditional supply channels, including the gray market. In conjunction with the FDA, CDC and HHS, Premier is using our extensive supply chain analytics capabilities to assess healthcare providers’ levels of supplies, including N95 respirator masks, gowns and highly in-demand drugs, and is advising members on the latest conservation and sterilization information. We’re also actively monitoring nontraditional suppliers and the gray market, vetting products and solicitation offers and providing guidance to our members. These efforts have a profound impact on the quality of care that patients ultimately receive, and we’re so proud of what our teams have been able to accomplish on this front. On the technology side of our business, we are executing initiatives that capitalize on Premier’s unique position and combination of capabilities to make it easier for clinicians to deliver informed coordinated care. For instance, our clinical surveillance technology now includes COVID-19-specific alerts and patient flags for tracking and analytics. In addition, our clinical decision support technology is using natural language processing and machine learning to flag suspected or confirmed COVID-19 patient cases directly in the EMR at the point of care.

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Fiscal 2020 Third Quarter Conference Call Transcript

Among other capabilities, we have enhanced our technology to be able to predict surges and hotspots, serving as an early warning system for future waves of COVID-19, while a vaccine is being developed. This would be a critical component in helping our healthcare providers, and the economy in general, achieve a higher level of normalcy during this recovery period and beyond, as new methodologies are adopted to rapidly detect and respond to potential health threats in the future.

So as I step back, it’s clear to me that the challenges created by this crisis underscore Premier’s unique position as the nexus between healthcare providers, distributors, manufacturers, life sciences companies and government agencies as well as the tremendous value we bring to our member healthcare providers and the patients that they support. At the same time, we are continuing to cultivate our longer-term capabilities. I believe that these capabilities built around our technology-enabled end-to-end supply chain and enterprise analytics and performance improvement strategies will foster an even deeper and more integrated partnership with our members as we work together to deliver a safer and healthier tomorrow.

Before handing it over to Mike, I want to reiterate my gratitude to Premier employees for stepping up to navigate these unusual challenges and to our healthcare providers and other partners everywhere working to save lives and provide patients with the care that they need.

With that, I’ll turn the call over to Mike, our President.

Michael J. Alkire – Premier, Inc. – President

Thank you, Susan, and thanks, everyone, for joining our call. To begin and to echo Susan’s comments, I couldn’t be more proud of our team and everything they are doing to help our healthcare provider members during these challenging times. So I want to say thank you for all the hard work. I very much appreciate it.

Today, I want to address the work we’re doing to help our members manage through the recovery to identify and mitigate the impact of COVID-19 resurgence and to ensure a more resilient healthcare system and supply chain in the future. As the nation begins to look beyond the immediate COVID-19 crisis, our member health systems as well as tens of thousands of other healthcare providers are working to deliver care to their patients who have had to postpone their healthcare needs. We are working as a trusted partner with our members to help them accomplish 4 major objectives in this environment: one, build confidence with their patients to resume typical healthcare procedures while at the same time, continuing to care for patients with coronavirus; two, prepare for another coronavirus surge in their community; three, find ways to become more efficient for both procedural and infrastructural costs; and four, improve their revenue.

Let’s look at the first objective. When it comes to rebuilding patient confidence in this new environment, our data, technology and consulting solutions will be critical to enabling our members’ success, providing them with the ability to monitor for and attack COVID-19 cases, predict disease progression and surge and determine and prioritize supply is necessary to care for the infected population. These solutions will also help our members improve the quality of medical interventions through sharing of guidance and rapid deployment of best practices. And ultimately be positioned to quickly detect and implement protocols to prevent the spread of not just COVID-19, but other future diseases as well.

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Fiscal 2020 Third Quarter Conference Call Transcript

On the supply chain services side, we are working to fill the new supply needs created by this environment, which include temporal thermometers, additional personal protective apparel, testing reagents and cleaning and sanitation supplies, just to name a few. There are also needs for staffing adjustments and infrastructure redesign to isolate COVID-19 patients from the rest of the patient population.

Objective 2 is preparing for more surges. This new normal will potentially include future disease waves, requiring that healthcare providers have the technology to quickly detect and mitigate new outbreaks and sufficient stocks of PPE, drugs and other supplies to care for patient surges. It is clear to us that in the wake of this pandemic, U.S. healthcare providers need more domestic resources for their critical supply needs. And that we, as an industry, need to support and develop additional U.S. and nearshore opportunities for critical product manufacturing and domestic supply chain security.

The fact is that PPE products are overwhelmingly sourced overseas, with approximately 80% coming from China and Southeast Asia. And there is a similar geographic reliance on pharmaceuticals. The risks associated with this geographic overreliance came into sharp focus as the COVID-19 pandemic swept across the globe and these nations closed their borders and prevented U.S. access to much needed supplies. This triggered widespread shortages of products needed to protect healthcare workers and treat patients here in the U.S. To create a more resilient supply chain, our country needs to build a more robust infrastructure of domestic manufacturing while also giving more consideration to the geographic concentration risk when sourcing products. To be clear, we’re not advocating that all sourcing from China and Asia go away. But a secure supply chain will require more geographic diversification of production, including both domestic and nearshore manufacturers.

In this regard, Premier has organized a group of provider members to explore strategic investment opportunities, focused on expanding domestic production of personal protective equipment. Our objective is to help ensure that a greater proportion of healthcare products are insulated from shortages that are available here in times of needs. I envision this approach is very similar to our successful ProvideGx initiative in which Premier is partnering with pharmaceuticals manufacturers to address drugs that are in or nearing a shortage.

Let me address objectives 3 and 4, cost efficiencies and improved revenue, together. While healthcare providers have always been focused on improving care at a reduced cost environment, their need to further reduce costs and generate revenue has never been greater than in a post-pandemic era. We anticipate that our members will utilize our consulting and other capabilities as follows: first, to understand how the COVID-19 environment is impacting revenue and cost performance and build financial models to project future scenarios and their impact on performance; second, to identify short-term margin improvement initiatives to support longer-term strategic plans to reposition the healthcare system; and third, to adopt a more focused and technology-enabled approach to clinical standardization, which will require a balanced focus of redesigning business models over the longer term to optimize the overall cost of care delivery through focused efforts.

In addition, Contigo Health, our innovative direct-to-employer high-value care initiative that is focused on improving and standardizing care, reducing costs and generating revenue for health system participants is continuing to make steady progress. Today, Contigo Health is working with 3 major national employers, an increase of 2 from when we talked last quarter. I am also pleased to announce that we have acquired Health Design Plus, or HDP, to accelerate our Contigo Health initiative. HDP is a care management company specializing in the development and administration of customized health benefits

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Fiscal 2020 Third Quarter Conference Call Transcript

solutions for employer clients and health system partners. It offers a nationally recognized centers of excellence program for many innovative employers, including well-known Fortune 25 brands. The company employs a high-touch personalized approach which has helped its employer clients achieve significant financial savings for healthcare expenses and maintain a high-quality of care.

HDP will continue to provide specialized TPA services while supporting Contigo Health as it expands its product pilots in multiple markets with multiple employers. We are very excited about this acquisition and welcome the team at HDP to the Premier family.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Administrative and Financial Officer.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike. I’d also like to add my heartfelt gratitude to all of the healthcare workers as well as our colleagues working behind the scenes, helping our country work through this pandemic and get back on its feet again. Thank you.

I’ll first walk briefly through our fiscal third quarter results and then review guidance for the remainder of the fiscal year, including the expected COVID-19 impact on fourth quarter results.

Our third quarter financial performance was very strong, exceeding management expectations across the board as we continue to execute on our operational strategies to drive long-term growth and value creation. In direct sourcing, while we did see some product allocations begin to kick in and freight costs start to rise during the latter half of the quarter, the financial impact related to COVID-19 was not material. I also want to reiterate that we continued and are continuing to operate from a position of financial strength and flexibility. Cash flow remains strong, and we have a very low amount of net debt on our balance sheet.

So let’s review, from a GAAP standpoint, consolidated third quarter net revenue of $334.8 million increased 11% from a year ago. Supply Chain Services segment revenue of $238.6 million increased 14%. Net administrative fees revenue increased 6%, primarily from ongoing contract penetration, driven partly by our high compliance portfolio programs and the addition of new contract categories and suppliers across both our acute and alternate site businesses. This progress came against a continuing backdrop of rising patient utilization trends prior to the COVID-19 impact.

Products revenue increased 47% from last year, driven primarily by strong growth in member demand for our PremierPro commodity product categories among healthcare and foodservice providers prior to COVID-19 as well as growth due to revenue generated through aggregated purchases for certain products relative to the prior year.

Turning to Performance Services. Revenue of $96.2 million increased 4% from a year ago. The increase was primarily driven by growth in licensed technology engagements, including a significant new enterprise license agreement with a member to access our suite of integrated technology solutions and clinical decision support technology engagements. This was partially offset by the timing of certain consulting and technology engagements as well as the previously disclosed lower revenue associated with the CMS Hospital Improvement Innovation Network government contract that ended as expected on March 31.

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Fiscal 2020 Third Quarter Conference Call Transcript

Looking at profitability. GAAP net income was $73.2 million for the quarter compared with $75.3 million last year after a GAAP required noncash positive adjustment of $302.6 million to reflect the decrease in the redemption value of limited partners’ Class B common unit ownership - based on the decrease in our stock price during the third quarter 0 we reported GAAP net income attributable to stockholders of $0.54 per share. Third quarter consolidated non-GAAP adjusted EBITDA of $155.9 million increased 12% from a year ago. From a segment perspective, Supply Chain Services non-GAAP adjusted EBITDA of $149.2 million increased 11% from a year ago, primarily driven by growth in net administrative fees and products revenue.

In Performance Services, non-GAAP adjusted EBITDA of $34.6 million increased 4% from a year earlier. The growth was primarily due to increased revenue, partially offset by the ongoing previously disclosed strategic investments in our clinical decision support technology and in Contigo Health. Third quarter non-GAAP adjusted fully distributed net income of $88.9 million increased 4% from a year ago, and non-GAAP adjusted fully distributed earnings per share increased 10% to $0.73. From a liquidity and balance sheet perspective, cash flow from operations for the 9-month period was $248.1 million, compared with $356.6 million for the same period last year. The decrease in cash flow from operations was primarily driven by the addition of the prepaid contract administrative fee share of $92.1 million for onetime rebates to certain Acurity members as agreed to by Acurity prior to entering into the purchase agreement with Premier, which was excluded from the purchase price of the Acurity and Nexera asset acquisition.

We also deployed capital to fund prepayments for commodity products related to increased demand due to COVID-19. These decreases were partially offset by a decline in operating expenses, primarily due to the remeasurement of the tax receivable agreement.

Non-GAAP free cash flow for the 9-month period was $213.9 million or approximately 48% of non-GAAP adjusted EBITDA, compared with $224 million or 53% a year earlier. The decrease primarily resulted from the same factors impacting net cash provided by operating activities, partially offset by reduced distributions to limited partners due to changing ownership.

Our fiscal 2020 free cash flow projection will be impacted due to the implications of COVID-19 on our fourth quarter net administrative fees revenue as well as a result of the timing of cash inflows and outflows, given our strategic decision to use operating cash flow to procure necessary products in direct sourcing to address increased member demand for products.

Given the COVID-19 related surge in member demand, cash flow timing may be impacted as a result of when payments are made to purchase products in comparison to the subsequent routine cash collection on product sales. Our cash and cash equivalents totaled $241.7 million at March 31, 2020, compared with $141.1 million at June 30, 2019. We ended the quarter with an outstanding balance of $250 million on our 5-year $1 billion revolving credit facility, and we have subsequently repaid $150 million of that amount.

Looking at our stock repurchase program, we completed the purchase of $150 million of Class A common shares in January but did not conduct further share repurchases during the quarter and given the current environment, do not expect to repurchase any more shares in the current fiscal year under the originally established $300 million authorization.

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Fiscal 2020 Third Quarter Conference Call Transcript

Now let’s turn to guidance. Based upon our performance through the first 9 months of the fiscal year and the current outlook and assumptions for the fourth quarter, including the anticipated impact of COVID-19, we expect to complete the fiscal year generally within the current guidance ranges. That said, due to the uncertainty and lack of visibility associated with COVID-19, it is possible that supply chain services revenue could exceed the top end of our current range, while non-GAAP adjusted EBITDA and adjusted fully distributed earnings per share could finish slightly below their respective ranges.

Specifically, we expect Supply Chain Services segment revenue at the top end of the current range of $895 million to $930 million. We expect strong gains in direct sourcing revenue from our ongoing efforts to assist member healthcare providers in securing certain personal protective equipment and other high demand supplies as a result of COVID-19. We expect this revenue increase will more than offset the anticipated softness in net administrative fees revenue due to the pandemic induced interruption of elective procedures which typically account for approximately 1/3 of surgeries performed in a hospital as well as lower overall occupancy and utilization and the slowdown of alternate site spending in nonhealth care-related areas.

Performance Services segment revenue is expected to be at the low end of the current range of $340 million to $354 million. This is due to the pressure on new and existing consulting and technology engagements, which are being delayed and extended as healthcare providers focus on this pandemic. This confluence of factors puts our expectations for consolidated net revenue in the upper end of the current range.

Looking at profitability. We expect non-GAAP adjusted EBITDA to be near the lower end of the range of $566 million to $589 million. And depending on the extent of the COVID-19 related impacts, it could finish a few million dollars below that range. Specifically, we expect a greater portion of Supply Chain Services revenue to be derived from our low-margin direct sourcing business. While in our higher-margin group purchasing business, we expect negative impacts related to the deferral of elective procedures and the shutdown of nonhealthcare-related entities. While these are expected to be partially offset by spikes in demand in other product areas, the net effect is expected to pressure net administrative fees revenue growth in the quarter relative to a year ago.

Additionally, we expect increased pressure on Performance Services segment EBITDA for the reasons I discussed earlier. As a result, non-GAAP adjusted fully distributed earnings per share is expected to be near or a few cents below the low end of the current range of $2.76 to $2.89.

Amid this environment, we are diligently managing expenses, delaying new hires, greatly reducing travel and meeting costs and have plans in place to further manage costs, should conditions deteriorate appreciably. All that said, we are managing our business with the full understanding that this is truly an unprecedented environment in which additional unforeseen factors, over which we have no control, could further impact operating and financial results, both positively and negatively over the near term.

With respect to fiscal 2021, as you know, Premier’s year ends on June 30. Therefore, consistent with prior years, we currently plan to address guidance for fiscal 2021 when we announce our fourth quarter financial results in mid-August. Given the current circumstances, it would be premature for us to attempt to assess today the impact of COVID-19 on our next fiscal year ending in June 2021. Management plans to use the time between now and August to gather and digest additional data, trends and insights to inform our approach for establishing Fiscal ‘21 guidance. We’ll be assessing key areas like the timing and impact related to the resumption of elective procedures, the economic recovery and the reopening of nonhealthcare-related facilities as well as the demand level for Performance Services, among other things.

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Fiscal 2020 Third Quarter Conference Call Transcript

So depending on the state of the medical and economic recovery in mid-August, we may need to consider, similar to many other organizations during this extraordinary time period, whether Premier can establish annual guidance, will need to potentially issue quarterly guidance on a short-term basis or withhold guidance altogether. Certainly, our current assumption is that our line of sight into this environment will improve over the next couple of months, which will hopefully enable us to initiate guidance in August.

Thank you for your time today. Now let me turn the call back over to Susan.

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, Craig. I want to close our prepared remarks by saying that together, we will make it through this pandemic. We plan to keep partnering closely with our members to enable our U.S. healthcare system to manage and ultimately defeat this virus while working to better position our providers to quickly detect and respond to future pandemics.

Moving forward, Premier continues to be supported by our resilient and diversified business model, our strong cash flow and our flexible balance sheet, as we continue to grow our comprehensive capabilities and provide critical value to our members.

Thanks for your time today. And because we are all in different locations, please address your questions to either Mike, Craig or me, and we’ll address them accordingly.

Operator, you may open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And your first question is from Michael Cherny with Bank of America.

Michael Aaron Cherny - BofA Merrill Lynch, Research Division - Director

Thank you so much for all the details. I think this is a question for Mike, but obviously, anyone else wants to jump in, please go for it. Mike, you’ve been front and center, handling a lot of the response with your customers. You talked about — you mentioned the dynamics of electives and roughly 1/3 of the surgeries you see in hospitals are electives. As you continue to have those conversations with your customers and as all of your customers across the country have varying states, varying periods of reopenings, how are they positioning themselves now from a purchasing perspective, from a stocking perspective for these limited and rolling reopenings that we’re starting to see across the country?

Michael J. Alkire - Premier, Inc. - President

Yes. It’s a great question. So a couple of things. First of all, I think all the systems are trying to develop that confidence within their patients so that they can get back to normal procedures and doing these elective procedures. So I think, first, they’re looking for the safety products, the PPE, to ensure that their — not only their patients are feeling comfortable, but their providers are feeling comfortable. So think of things like face masks and isolation gowns and those kinds of things. So I think that’s the first thing. And then the second initiative that we’ve been rolling out over the past sort of 2 or 3 weeks, is ensuring that as

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Fiscal 2020 Third Quarter Conference Call Transcript

these elective procedures start to come back online, we want to make sure that they’ve got the necessary products, right? The surgical gowns and the other implements that are going to be required for these procedures. So we’ve taken a significant initiative to go back and look at historical data to understand sort of what the past demands have been. And our interest really is to have all that product available as they bring these procedures back online.

Michael Aaron Cherny - BofA Merrill Lynch, Research Division - Director

And then just one quick question for Craig. Craig, when you think about the guidance, and in particular, the EBITDA range. Should the EBITDA come in a few million below the low end, as you alluded to, what does that encompass? What is the view of the conditions related to today in terms of the average volume, average utilization for your customers?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Thanks, Michael. So I think from a utilization standpoint, I talked about prior to COVID-19, we were continuing to see rising utilization within the healthcare solution and outpatient and in nonacute. Clearly, that has fallen demonstrably with 10% to 15% decline and in the limited amount of data we’ve seen into the fourth quarter in inpatient admissions and utilization. And you’ve seen some of the other public hospitals talk about the declines that they’re seeing. So to the extent that, that — the recovery starts to happen and some of the elected procedures and things you were just talking to Mike about start to resume a little bit before the end of the fiscal year, that would help us within — in terms of staying within the guidance range, but if there are delays in that, pushing into later, and then beyond the fourth quarter, that’s what would potentially impact us and have us be potentially slightly below the range. My sense is the reopening and the phasing of the economy for nonhealthcare-related facilities, which is impacting us in the fourth quarter, is more likely going to continue through the balance of the fourth quarter, and it would be into Fiscal ‘21, when we would see some of that stuff resume back to normal.

Operator

Your next question is from Steven Valiquette with Barclays.

Steven James Valiquette - Barclays Bank PLC, Research Division - Research Analyst

I’m not sure if this question is more for you, Susan or Mike. But kind of along those same lines, I guess, I was just curious as far as states reopening and any data points that you might see as far as elective procedures returning. I’m sure it’s going to be different across different parts of the country. But I mean, are you seeing any rescheduling or any elective procedures coming back to the forefront here during the June quarter? Is there any way to approximate what percent of that might come back during the June quarter versus what would fall into your next fiscal year?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. So what I would say, and then, Mike, you can add in, every one of our members really is focused on how quickly can they reopen and they do think there’s some pent-up demand for cancer treatment, elective surgeries, things that people need that they haven’t been able to get. And so every member, and we actually work in all the states, as you know, is putting in their reopening plans and beginning to figure out the scheduling, the protective equipment they need, the processes that they need to put in place. Many

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Fiscal 2020 Third Quarter Conference Call Transcript

of them have had significant revenue hits for not being able to do those procedures. So I would say they’re all focused on it. And I think that they all intend in the fourth quarter to bring back that volume. We do think it will be a gradual ramp up. And it will vary by state, to your point. It’s really hard, Steve, for us to estimate the exact amounts over the next 3 months for the fourth quarter. But I guess we’ve tried to reflect in Craig’s comments about the rest of the year, what we think is likely to happen based on what we know today. But what I would say is that all the conversations we’re having with our members are focused on reopening as quickly as they can and as safely as they can. And they’re all — and we’re helping them with the protocols to do that and the supply chain needs that they’re going to have.

Steven James Valiquette - Barclays Bank PLC, Research Division - Research Analyst

Okay, great. As far as just the breakdown of those trends in the acute segment versus other parts of your book of business, whether it’s ambulatory, et cetera. Just curious if there’s any further color breaking it down that way?

Susan D. DeVore - Premier, Inc. - CEO & Director

The way we have broken it down internally and the work that we’re doing is by product category. So think about food, pharmacy, imaging, nursing, surgical, cardiovascular and think about acute and nonacute. And so we basically, because our administrative fee revenue and our direct sourcing revenue is tied to product categories have done it that way. We think there could be positive impacts in the nursing arenas and in the facilities arenas, and certainly in the PPE and all the products that Mike talked about.

We think there are some potential negative impacts from food, from imaging, from some of the purchased services. And so we’re taking sort of a balanced approach of the puts and takes by category to determine where we think we’re going to end up. We do think the nonacute care space has been tougher, and we do have some nonhealthcare, nonacute care space. So we’ve tried to reflect the nonacute care space coming back, maybe a little bit more slowly.

Michael J. Alkire - Premier, Inc. - President

Susan, if — Steve, this is Mike. Just real quick, if I could just add just 2 comments on the nonacute space. One is, we’ve been doing a ton of surveys to truly understand the needs of that nonacute space. As you’re well aware, when the virus hit these nursing homes and some of these nonacute facilities, they didn’t necessarily have the products available to really manage a virus, a pandemic like this. So many of them are actually operating in new markets trying to get access to products. So 2 things. One, we’ve been trying to get — provide them as much data as possible on appropriate utilization. And then two, we’ve been also helping them in terms of providing expertise around appropriate product utilization and those kinds of things. So we do think, obviously, we have an opportunity to provide a bit more education but also make sure that those entities are getting access to the needed products, to care for those patients.

Operator

Your next question is from Lisa Gill with JP Morgan.

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Fiscal 2020 Third Quarter Conference Call Transcript

Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

Thank you for all that Premier is doing on the front lines of this difficult time. I know the hospitals really appreciate this. I just want to understand a couple of things a little bit better. Mike, you talked about just domestic manufacturing. You’re in a position of strength today around direct sourcing, but a lot of things coming previously from Asia. When you think about domestic manufacturing, is this an area that you think that Premier would get directly involved in when you think about your business model going forward? Would be my first question.

And then secondly, obviously, based on the first few questions, a lot of focus around when things start to recover. As we start to think about the nonacute space and when you think about things like telehealth and how that impacts the future utilization of healthcare, obviously, you don’t need the same amount of medical supplies. If I’m sitting at home and my doctor is sitting in their office doing telehealth, how do we think about the impact of telehealth on overall medical supplies from your perspective?

Michael J. Alkire - Premier, Inc. - President

Thanks, Lisa. So let me first, just a quick reminder around the domestic manufacturing question. So domestic manufacturing, obviously, would be part of both our GPO offerings. So those are the products that we contract for. We’re going to want to make sure we understand where the point of origin for those products are. So if those are obviously produced in China or Southeast Asia versus the U.S., so that’s number one.

Number two, we have that direct sourcing business. And over the past few years, we’ve actually been diversifying where the production of those products have been coming from. So there’ve been a historic, for the most part, bolus of production happening in China and India. And over the last couple of 3 years, we’ve been moving a lot of that production to other Southeast Asian countries. So really, what we’re thinking about is it’s just extending that diversification of production and ensuring especially critical products, things like N95s. In some cases, things like isolation gowns. Very similar to what we did with ProvideGx on those drugs, those generic drugs that are short supply, where we’ve added capital and where we’ve been working with domestic manufacturers to expand production lines, those are the kinds of strategies that we want to employ as we’re thinking about doing domestic manufacturing for this PPE. So very, very similar to what we’re doing with ProvideGx.

And then in the nonacute, it’s interesting. You were asking about telehealth and virtual medicine and those kinds of things. So obviously, we think there’s going to be a need for a lot more technology, analytics and capabilities from our Performance Services side as these physicians are providing care in different ways than they have potentially in the past. In terms of the access to products that they would typically use in their health settings, I think it’s a bit too early to tell what that impact obviously would be. Susan, I’m not sure if you had anything to add.

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. The only thing I would add is we’ve been looking, Lisa, at the cost per patient while we’ve been in the COVID pandemic versus before. And our sense is that the severity of patients that will be in hospitals, in doctors’ offices, in surgery centers will go up and the cost and the products being used because of the higher severity, those things, we think, will go up. And then the low-cost kind of low severity stuff that can be done with telehealth will be done with telehealth. We do think this will accelerate some of the telehealth initiatives. But we think there will be a corresponding increase in cost and severity of the stuff that is in healthcare facilities. So we’re going to continue to monitor that and see how that balances out.

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Fiscal 2020 Third Quarter Conference Call Transcript

Operator

Your next question comes from Richard Close with Canaccord Genuity.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Thank you as well for all that the company has done during this time. So Mike, I wanted to hit on #3 of your major objectives. That was the health systems becoming more efficient from a revenue cost performance and margin improvement and tech adoption. Obviously, there’s financial difficulties here for the health systems. And obviously, we have some federal funding coming. But I’m curious, your thoughts — as we exit this, although that’s unknown, how we do exit this, how do you see customers moving forward on these objectives?

Michael J. Alkire - Premier, Inc. - President

Yes. So great question, Richard. A couple of things. First, we have the data and the analytics to truly understand what’s happening, almost to Lisa’s question, if a business model is changing, we have the ability to see the impact on revenue and the impact on costs. So obviously, over the last few weeks, we’ve been building our business models for our healthcare systems to help them better understand the implications of sort of a post-COVID-19 world. And then building models to actually help them from an advisory services standpoint as well as a technology standpoint. So a couple of things that I think that they’re going to be looking to do. One, I think this early surveillance of understanding if there’s a prevalence of the disease, I think, is really, really critical. So we’ve got to make sure that they’ve got the appropriate surveillance system so that if the patient has the symptoms and comes into the facility, they can recognize it very, very quickly. So that’s number one. Number two, I think the analytics, as they’re thinking about working with their communities and they have surges in different areas, it will inform their strategic decisions as to do they want to create, I guess, for the lack of a better word, a cohort of facilities that care for those patients so that they can keep open other facilities to allow elective procedures and those kinds of things. So I think this surveillance and the analytics is going to be really, really critical post-COVID. And then it’s the focus on the costs. And then there’s obviously some opportunities from a revenue acceleration standpoint vis-à-vis what’s happening with the CARES Act and getting access to that funding as well as our Contigo Health initiative, where we think they have a huge opportunity, obviously, to work more closely with employers in their markets.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Okay. And a follow-up. How many customers does HDP have that you announced the acquisition on?

Michael J. Alkire - Premier, Inc. - President

That’s probably — it’s somewhere in the teens. So they’re working with, from a TPA standpoint, a number of healthcare systems as well as other employers from a TPA standpoint. And then they’ve got, I don’t know, approximately 10 very, very large employers that they’re working with to do these centers of excellence, which obviously we think is a real opportunity for our healthcare systems to participate in those centers.

Operator

Your next question comes from Ryan Daniels with William Blair.

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Fiscal 2020 Third Quarter Conference Call Transcript

Jared Phillip Haase - William Blair & Company L.L.C., Research Division - Research Analyst

This is actually Jared on the line for Ryan this morning. But thanks for the questions. Craig, maybe just from a capital allocation perspective, it sounds like you talked a little bit about, obviously, some managing expenses in the near term, given the uncertainty, reducing travel, things like that. So I’m curious kind of how you think about balancing, maybe playing defense a little bit and staying cautious given the uncertainty where — versus still kind of investing in the product, investing in the value proposition organically as well as maybe the potential for continued M&A activity?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Thank you. So first of all, we do and will continue to invest in our capabilities, and we’ve been doing that throughout this process. We continue to believe we’re fortunate to be operating from a position of strength with the amount of free cash flow and the little amount of debt that we have in place. And so that does enable us to continue to try and play offense where appropriate. Obviously, we just announced the acquisition of HDP, which is furthering our strategy in the large employer direct with provider initiative that we’re working on. So we’ve continued to make investments in our clinical decision support technology, continuing to make investments in the Contigo Health employer network, continuing to make investments in the technology side of our Supply Chain business and don’t see that changing.

We’re just ensuring that we’re being fiscally responsible through the implications of COVID-19, given that it does have implications in the near term on the business. And then we will and do continue to have an active corporate development pipeline, and we’ll continue to look for opportunities where appropriate to round out our strategic capabilities with inorganic investment as well.

Jared Phillip Haase - William Blair & Company L.L.C., Research Division - Research Analyst

Okay. Great. And then maybe, Susan, just from a macro perspective, obviously, we kind of talked about a number of macro trends that are in play right now. I’m curious, maybe another one. As we think about the kind of the transition to risk-based models, do they become maybe relatively more attractive as they’re not so volume dependent going forward? And just any other thoughts from the macro perspective that any trends that you’re seeing that maybe make you incrementally more positive as we look beyond 2020 as things start to normalize a bit?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. That’s a great question. And I do think because we sit at that nexus between members and a lot of the federal agencies, and we’re working with Congress members and everyone. Because of the pandemic, there have actually been a lot of changes implemented in a temporary way that we’re learning from. And so for example, telemedicine and for example, risk-based models or alternative ways of thinking about reusing products and that sort of thing. So the question is how much of that stuff will stick once this is over? And I do think there will be an evaluation of a lot of things. We were pleased that the ACO adjustments that were made, provide flexibility for the financial performance during this period of time.

But our sense is that serving the needs of patients through more holistic end-to-end models, risk-based models will be attractive going forward and the marketplace, patients, physicians and health systems have, by necessity, moved to those — some of those models further just in terms of the way they care for

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patients. And so we think our collaboration around ACOs and around bundled payments and around the models going forward, not to mention that there is going to be a financial price to pay, obviously, for the pandemic. And so I think the pressure on cost and on how do we get the economy back, where we need it to be, will play into it as well. So the combination of that cost pressure, the desire to get revenue back to where it needed to be. And then the new methods of delivering care that have been implemented, I think, all will push that forward. That will be complicated a little bit by — we’ll be in an election cycle, and there will be a lot of discussions in the election cycle about changes to the way things have been going.

Operator

Your next question is from Charles Rhyee with Cowen.

Charles Rhyee - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

When we think about the recovery coming forward, and I don’t recall if you’ve given this before, can you maybe give us a sense on sort of the geographic mix of your customers, maybe in rough numbers because clearly, as we sort of reopen. It looks like we’re going to be working stages. And obviously, we had some states start to reopen more in the south and the Midwest. And if we think about that, can you maybe give us a sense of where you are more geographically concentrated? Is it coasts? Is it sort of an interior? Maybe you can help us there.

Susan D. DeVore - Premier, Inc. - CEO & Director

So if you looked at the map of our members, we have 4,000 members. So we have hospitals, health systems and 175,000 alternate sites. So we are literally all over the country. We have a very significant East Coast concentration. We have a significant West Coast and also central. So we’re essentially everywhere. I do think we have probably the largest market share of the big IDNs that are multistate. And I will tell you that in all of our markets, one of the first things to come back and come back gradually is the focus in states on getting that access to elective procedures and those hospitals back opened up. So I guess I would say that we’re literally in almost every market. And all of our members are doing their planning. We just did a survey, actually, of our health systems and asked them the question across the country. The question of what percentage of your prior volume do you think will be up and running in May, in June, in July. And the planning right now is for them to try to get back to their normal levels of elective surgeries and such by the end of June. Now whether they’ll make it or not, we don’t know, but I think that’s the intent. So that’s how we’re thinking about it.

Charles Rhyee - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

I appreciate it. And I figured it would be something like that. But just, if we think about the pace of recovery and to your point, whether some hospitals can get there or not. Is there a lot in terms of purchasing supplies ahead of making that conversion? And is that something — is that activity you would see before procedures really start going? Or is that something where they make the orders, but we would not necessarily see the result until maybe after procedure volumes really got going?

Susan D. DeVore - Premier, Inc. - CEO & Director

So I think it’s both. So what I would say is that they are planning for the additional pressure on PPE and such that comes with continuing to have COVID patients while also ramping back up elective surgeries. And they think there will actually be a bigger ramp as they try to catch up for the lost surgeries. So I think

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Fiscal 2020 Third Quarter Conference Call Transcript

that through our direct sourcing company and some of the forward buys, that might happen in anticipation of that, you’ll see that. I think for the administrative fees and estimating the accrual of the administrative fees that go with that ramp up of elective procedures, that will take a little bit more time to understand. I do think all of these health systems, and I think on a going-forward basis, there will be a movement away from a just-in-time inventory model and more models where they are advanced planning for the demand, particularly because they’re expecting additional surges of COVID, along with the ramp up of elective procedures.

Charles Rhyee - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Okay. That’s really helpful. Maybe just to follow-up what you just said right there, Susan, is if you move away from just-in-time inventory purchasing, does that affect your model at all? Or is that just they’re going to have maybe more supply on hand but still have a regular purchasing pattern? Once it builds some excess inventory?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. I think our assessment is they’ll have cost pressure, at the same time, they’re going to need to have bigger numbers of days inventory on hand. They don’t want to be put back in the situation that they’ve been in. And so I think there will be more stockpiling and it will be done gradually over time. And so our sense is there will be increased need for, particularly the commodity PPE, basic gowns, masks, gloves, those products that actually will be needed in almost any kind of epidemic or pandemic. And so our sense is that they will ramp up the level of inventory on hand, and there may be some benefit of that as they do that. And then it will go to then more normal buying patterns and replenishment patterns from there.

Operator

Your next question is from Jailendra Singh with Crédit Suisse.

Jailendra P. Singh - Crédit Suisse AG, Research Division - Research Analyst

So this is just one for Mike. In terms of GPO compliance, can you provide some details around the SURPASS and ASCEND programs in terms of member participation? And do you guys expect to see the increased interest and participation in these compliance programs as we come out of COVID-19?

Michael J. Alkire - Premier, Inc. - President

Yes. Just as a reminder, SURPASS has about 11 core members, and it represents about $8.5 billion in supply chain purchasing. ASCEND has about 1,000 hospitals, representing about 136,000 beds and about $21 billion in annual spend. So as you think about those, and we’ve talked in the past, the compliance by category, obviously, it varies. But for the most part, we think about an 80% compliance for ASCEND and 90% for SURPASS. But to answer your question, do we see either the evolution of these committed groups through having more people join? Or are there other sort of committed programs? We do, actually. And so obviously, as the cost pressures continue to ramp up, I do think there’s going to be opportunities for folks to take advantage of that given that there’s pretty significant savings. I also think that you’re probably going to see some sort of interesting sort of other groups sort of evolved. As I spoke about in my sort of opening comments, I think there’s a lot of interest on behalf of a number of our healthcare systems to ensure that we’ve got this diversified supply chain. So I would guess that there’ll be a number of systems coming together that working with us to ensure that there’s domestic production of these PPE products, very similar to what we’ve built out with ProvideGx for the generic drugs.

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Fiscal 2020 Third Quarter Conference Call Transcript

Jailendra P. Singh – Crédit Suisse AG, Research Division – Research Analyst

Okay. And then my follow-up on Contigo Health. I mean you added one more employer client in this quarter. Last quarter, you called out some concerns around slower-than-expected ramp in that business, and this was pre-COVID. I’m assuming the current situation did not help. I know you announced this HDP acquisition. But beyond that, have you guys slowed down on the pace of your investment in that business? And have there been any changes in your outlook or opportunity you see with that business?

Michael J. Alkire - Premier, Inc. - President

Yes. I’ll do a quick summary, and then Craig certainly jump in. So obviously, just like all different parts of our business, we’re going to ensure that the investments and the cost, parallel the revenue ramp up and the growth. And so where we need to ensure that we’re driving the appropriate margins, we’re going to either push back hiring or make fewer investments if the revenue is not supportive of the growth models that we have in place. So the gist of all of it is, though, that we think this HDP opportunity is significant for us as it really positions Contigo Health and the centers of excellence game. We think that that’s going to obviously be a big evolution in terms of how employers are going to have care provided to their employees.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes, Mike, this is Craig. The only color I would add is, as we’ve discussed previously, Contigo Health is a long-term strategy. We never expected it to have kind of short-term immediate accretion and revenue benefits. So we have — Mike’s right, we’re cautious in terms of how we’re making the investments and continuing. But we have continued to invest in that to build the capability. Clearly in the very acute short term, some of those large employers that we’ve been talking to and doing initial pilot conversations have had a little bit of other things on — that they’ve had to focus on. But the Contigo Health management team within Premier is continuing to move things forward, and we would continue to expect that, as we’ve said before, kind of in the ‘21, ‘22 time period is when we’ll really start to see that benefit. And we don’t actually see a departure away from this direct-to-employer kind of linkage from a strategy standpoint.

Operator

Your next question is from Stephanie Davis Demko with SVP.

Stephanie July Davis Demko - SVB Leerink LLC, Research Division - MD & Senior Research Analyst

And I echo everyone else’s sentiment about all you’re doing for the health system right now. So performances services beat, for the first time in a while, and I heard you guys call out a lot on clinical decision support. So my first question is that, is the read-through for the Stanson asset finally gaining traction?

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Fiscal 2020 Third Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. I’ll start, and then Mike, you can add in. Yes. I think Stanson — because Stanson does natural language processing, machine learning and AI. And because it sits on top of the major EHR vendors and because it sits in physician offices. So not only did we quickly build the capabilities to help with COVID-19. But when you think about those capabilities and you think about them with a resurgence or with almost any other clinical condition, that ability to read symptoms and read free text and figure out and get 7 days upstream to what might be happening is really, really important. We had a ton of traction with Stanson before COVID. We were having significant growth rates in Stanson, and that has continued. And I think — and we think will continue. And our TheraDoc surveillance will — and really the whole enterprise analytics, when you start thinking about how we manage the recovery and the potential additional surges, we’re feeling good about our IT products, our consulting services have been somewhat delayed with the inability to travel and sort of the focus of the health systems on other things. We think the pressure on health systems, financially, revenue and cost and how we might be able to help them from a consulting services will be a more gradual ramp up. But yes, to answer your question, Stanson has been doing very well.

Michael J. Alkire - Premier, Inc. - President

And Stephanie, this is — Stephanie, this is Mike. So you opened up a question. So here’s the big pitch, right? We think that the communities, the state governments, the federal government, the local governments, they need to have the surveillance capabilities that Susan was describing. So it’s the Stanson’s ability to read the unstructured data and the electronic medical records, tied in with the surveillance capability from our safety product, provides sort of real-time updates by ZIP code of where surges are occurring. And we really do believe health officials should be informed by data like that to look at potentially when to order additional shelter in place or when to open the economy and those kinds of things. So we do think that’s a significant opportunity to provide data to these — the appropriate health officials. The only other thing I’d like to add is that we have this entire control tower’s focus. So the way we talk about it is sort of a COVID-19 control tower. And that not only helps us understand surges, but severity. So we then can pull in our quality data and look at whether these COVID patients are being admitted to the hospital and then further whether they’re being put on respirators. So we have this sort of end-to-end analytics that can be utilized from a control tower standpoint. And then finally, just our whole technology capability allows for us to share best practices. If you think about treatments, if you think about drugs, leveraging all that data, we can, for the most part, provide real-time sort of analytics around what’s working the best and get that information into the hands of our providers as quickly as possible.

Stephanie July Davis Demko - SVB Leerink LLC, Research Division - MD & Senior Research Analyst

So reading through from those 2 answers, is it safe to assume that the PS business may get a little bit reenergized over the next few quarters, just given everything that’s going on, the importance of the solutions?

Michael J. Alkire - Premier, Inc. - President

We’re really, really excited about our safety solution and the investments that our team has been making over the last couple of months and very, very specifically in the last 8 weeks. And bringing all these data scientists forward to build out these models. So like I said, we’re incredibly excited about our tech stack and our control tower capability. And then on the advisory services. Obviously, there’s — we’ve been building out the model to help our healthcare system post-COVID. And obviously, there’s a lot of opportunities for us to help them drive improvements.

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Fiscal 2020 Third Quarter Conference Call Transcript

Stephanie July Davis Demko - SVB Leerink LLC, Research Division - MD & Senior Research Analyst

Good. And one quick follow-up on the GPO side of the business. Over the past years, we have trend towards partial in-housing as the GPO business for certain health systems at scale. With everything going on during the pandemic, are you seeing any early indications of clients just cooling on these initiatives and saying let’s leave this to the experts?

Susan D. DeVore - Premier, Inc. - CEO & Director

Well, the engagements we had that were ongoing in that space are continuing, I think, the pressure on cost and the pressure on financial performance of health systems will continue to make them open to more comprehensive ways to help them get back to normal. So we’re continuing, as I said in my comments, to move forward with the end-to-end supply chain management and end-to-end enterprise analytics.

Operator

Your next question is from Eric Percher with Nephron Research.

Eric R. Percher - Nephron Research LLC - Research Analyst

Thanks for your efforts. Mike, a question for you. You’ve talked about supply chain dependency for quite some time. And I know today, we’ve covered some of the short-term efforts. But I have to imagine some of the changes that come from the situation that we’re going through may extend over years. And if we really want to add resiliency, this could be a 5- or even 10-year effort. So my question is, is it right to think about it in terms of efforts that really need to be implemented over the longer term? And does this lead to upward pressure on input or operational cost? Is there a trade-off between resilience and cost that has to be expected?

Michael J. Alkire - Premier, Inc. - President

Yes. So let me just — Eric, you’ve heard me say this, but the way that we’ve been describing this is sort of infrastructure build-out 2.0 from a national economy standpoint. So the 1.0 was the whole notion of building out roads and infrastructure to get the economy back working a number of years ago. This is sort of 2.0. How are you building out this manufacturing infrastructure domestically? And if you think about it, just think of pharmaceuticals, right? So what we saw about a month ago in India, and they basically said you were no longer — they were no longer going to ship erythromycin and some incredibly important vitamin supplements and those kinds of things in the middle of this. I think it really sort of sparked a lot of concerns, rightfully so, that we’ve got this incredible dependence, not only on finished goods manufacturing outside the U.S., but also these active pharmaceutical ingredients and other ingredients that go into the finished product. Point of all of that is, we, over the last 5 or 6 weeks, have been really understanding country of origin for a lot of these critical products. Those products that are either in short supply or that are going to be needed in future epidemics, we’re highlighting and ensuring that those products can either be produced domestically nearshore or in some cases where there’s some resiliency in the supply chain overseas. So I think you’re going to see a significant push, both short, middle and long

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Fiscal 2020 Third Quarter Conference Call Transcript

term for that. In the same regard for obviously, PPE, not just where the finished product is being manufactured, but the raw materials as well. One of the things we’re obviously, finding out is the raw materials for ISO gowns was, for the most part, concentrated in 5 major manufacturing facilities in Southeast Asia. There was some here, obviously, domestically, but not enough to meet the needs of the system. So it’s identifying where those raw materials are being produced as well. To answer your question around cost, I think with any system, as you add more resiliency and more redundancy, you’re going to add, obviously, costs to that system. And so we’re — but quite frankly, it’s not — we’re going to have to do these things efficiently. So what we’re thinking about is obviously creating a model that leverages the domestic needs that we think are going to have to be built out, doing more nearshore production of products as well. So maybe leveraging on some countries that have lower cost options here that are nearshore. And then obviously, as I said in my prepared remarks, we’ll still leverage low-cost markets so that we have a blended rate. So it’s not, obviously, moving from one total cost structure of Southeast Asia to domestic, but it’s really spread across those 3 areas, I just talked about.

Operator

Your next question is from Eric Coldwell with Baird.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

I have 2 questions. First for Susan, second for Craig. Susan, this one should be easy. I think the answer is either a no or largely a no, but is there anything in the CARES Act or other stimulus or regulatory change that directly impacts Premier?

Susan D. DeVore - Premier, Inc. - CEO & Director

There’s not much, Eric, from a financial perspective that directly impacts Premier. Craig, I don’t know if you want to give any additional highlights.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. I mean we’ve reviewed the provisions. There are some income tax benefits that we’ll get, Eric, as a result of certain subsidiaries and being able to take advantage of the net operating loss carryback provisions that were incorporated. But nothing from a stimulus standpoint that’s relative to Premier.

Susan D. DeVore - Premier, Inc. - CEO & Director

Right.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

That’s what I thought. Okay. And then, Craig, my follow-up for you. I’ll just ask directly. Your direct sourcing business, obviously, is a shining light at the moment, especially given the volume slowdown, you’re going to see in admin fees. Could you give us a sense on what you’re modeling for fourth quarter revenue? And then perhaps parse out aggregated buys versus sourcing. And finally, if you could remind us how margin has trended, both — either gross or operating doesn’t matter. But if you could remind us how margin has trended in that business over the last couple of quarters?

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Fiscal 2020 Third Quarter Conference Call Transcript

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. So unfortunately, given the uncertainty, it’s really hard for me to give an accurate Q4 projection like you would ask because it is somewhat dependent on some of these aggregated forward buys. And so that’s why we did provide some. We’ll be in the upper end of the range and actually could exceed, but it will depend on how much demand we see and what sort of uptake in some of that PPE we see through the balance of the fourth quarter. So the majority of our direct sourcing business does continue to be the ongoing PremierPro use of commodity products, not these aggregated purchases, but we have seen a ramp. What I can tell you is that in the third quarter, we did deploy about $29 million of capital to advance buy product that has been pushing through in the fourth quarter. We deployed another $21 million. So we put about $50 million of capital out in order to get more product moving forward, and we’ll continue to look for those opportunities, but really can’t give specific Q4 projection on that. From a standpoint of margins, actually, over the past couple of quarters, we had talked about a year ago about some of the operational improvements that needed to be put in place in that business, have been having tremendous success with that. And so actually had seen margins continuing to improve in the direct sourcing business. I think the impact we’ve seen as a result of COVID-19, I talked about this a little bit in my prepared remarks. I do think we’ll see compression in margins in Q4, primarily due to our decision to expedite the transportation of product over here. So as opposed to kind of the normal course, putting it on an ocean liner, there were other expedited transportation vehicles used to get stuff here more quickly, which is more expensive. It was the right thing to do. That’s not a long-term permanent solution, but I do think that we will see lower margins in Q4 from our direct sourcing business.

Operator

Your next question is from Sandy Draper with SunTrust.

Alexander Yearley Draper - SunTrust Robinson Humphrey, Inc., Research Division - MD of Equity Research

So I will try to keep this brief. I appreciate you guys staying on over the hour. Maybe for you, Susan and/or Mike, looking at the crystal ball, and I don’t know if you even have the historical numbers. But when I’m just thinking about longer term, CapEx budgets for hospitals, where they — so not like what’s going to be spent, but where they allocated dollars historically. I think a lot of it was towards bricks and mortar and other facilities. Do you think this event will change — it may change the size of the pie, but the slices of the pie, do you see different changes in terms of how people start to — the hospitals start to allocate their capital going forward and maybe think about their capital allocation differently than they have over the past 10, 15 years?

Susan D. DeVore - Premier, Inc. - CEO & Director

It’s funny. I saw somewhere, Sandy, that somebody said that what COVID-19 will really do is accelerate trends that were already underway. And so the trend for telehealth, the trend for ambulatory settings, the trend for globally managing a population more efficiently makes me think that bricks and mortar, bricks and mortar inpatient and declining in the trend to technology, enterprise analytics, having the visibility to supply and demand, having the natural language processing. So I think IT and enterprise investments,

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Fiscal 2020 Third Quarter Conference Call Transcript

ambulatory capabilities and investments and then infrastructure investments to manage populations. Those are the kinds of things that I think you’ll continue to see. And potentially, those will accelerate while sort of the bricks and mortar. The only sort of mitigating piece to that is the severity of the patients with some of these pandemics and clinical conditions. And so we’re sort of — we’re looking at both sides at the same time. But I do think it will accelerate the trends that were already underway.

Okay. I think that was our last caller. So thanks, everybody, for joining us and staying on a little bit longer. We look forward to talking with all of you in the coming weeks and months, and stay safe and healthy. Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.